Exhibit 99.2

(2) Warrants to purchase 200,000 shares of common stock were issued by Registrant on November 22, 2004 in a private placement transaction. All of the foregoing warrants to purchase common shares were acquired by. and are owned by, September Serenade Ltd.. a family owned partnership of which Mr. Garneau serves as a general partner. Each of Mr. Garneau and his wife own a 0.5% interest in the partnership. Mr. Garneau disclaims beneficial ownership of all hut 0.5% of the warrants owned by the partnership. See Ecotnote 1, Exhibit 99.1.